Exhibit 5.1
                              LOWENSTEIN SANDLER PC
                                ATTORNEYS AT LAW
                              65 LIVINGSTON AVENUE
                           ROSELAND, NEW JERSEY 07068

June 10, 2005

Techedge, Inc.
33 Wood Avenue South, 7F
Iselin, New Jersey 08830

Re:      Registration Statement on Form S-8 under the Securities
         Act of 1933, as amended

Ladies and Gentlemen:

We have acted as counsel to Techedge, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) an aggregate of 8,500,000 shares (the "2005 Plan Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock"), issuable pursuant to the Company's 2005 Equity Compensation Plan (the "2005 Plan") and (ii) an aggregate of 4,266,684 shares (the "2001 Plan Shares," and together with the 2005 Plan Shares, the "Shares") of Common Stock issuable upon exercise of outstanding options granted under the China Quantum Communications, Ltd. 2001 Stock Plan (the "2001 Plan" and together with the 2005 Plan, the "Plans"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary to review. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

We further assume that all Shares issued will be issued in accordance with the terms of the applicable Plan.

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This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

Subject to the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the terms of the Plans, will be duly authorized, validly issued and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                     Very truly yours,

                                     By: /s/ Lowenstein Sandler PC
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                                             LOWENSTEIN SANDLER PC